Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Cougar Biotechnology, Inc. on Form S-3 of our report dated March 14, 2007, on our audits of the financial statements of Cougar Biotechnology, Inc. as of December 31, 2006 and 2005 and for the years then ended, and for the period from May 14, 2003 (date of inception) through December 31, 2006. We also consent to the reference to our Firm under the caption “Experts” in the prospectus which is part of such registration statement.

/s/ J.H. COHN LLP

San Diego, California

January 9, 2008